EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. BOARD ELECTS
G. DAVID VAN HOUTEN, JR. CHIEF OPERATING OFFICER

ATLANTA, February 17, 2004 — Coca-Cola Enterprises announced that G. David Van Houten, Jr. has been elected executive vice president and chief operating officer, with responsibility for North American and European operations. Mr. Van Houten, 54, also will continue to serve as president of the North American Business Unit.

“David is a well-respected leader in our industry and brings a unique combination of leadership skills, experience, and management expertise to this position,” said John R. Alm, president and chief executive officer. “David has clearly established himself as one of the best operators in the Coca-Cola system. The company is fortunate to have a chief operating officer of David’s caliber who has demonstrated the ability to share his skill set and knowledge in developing future leaders. With his leadership, we will continue to capture operating opportunities and momentum for growth and value creation in North America and Europe.”

A 33-year veteran of the Coca-Cola system, Mr. Van Houten began his career with Coca-Cola Enterprises at the company’s inception in 1986 as president and general manager of the Coca-Cola Bottling Company of North Texas. He has since held positions of increasing responsibility, including vice president and general manager of the Texas Region, regional vice president of the Texas/Mid-South Region, and president of the Western North America Group. He was named executive vice president and president of the North American Group in 2001.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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